                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           SCP Pool Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             SCP POOL CORPORATION
                            109 Northpark Boulevard
                        Covington, Louisiana 70433-5001

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of SCP Pool Corporation (the "Company"), which will be held on Wednesday, May 12, 1999, at 9:00 a.m., local time, at the Company's corporate offices located at 109 Northpark Blvd., Covington, Louisiana 70433.

  The Notice of Meeting, Proxy Statement, Proxy Form and Annual Report of the Company are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

  It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

                                     Sincerely,

                                     /s/ Wilson B. Sexton
                                     Wilson B. Sexton
                                     Chairman and Chief Executive Officer,
                                      Director

                             SCP POOL CORPORATION
                            109 Northpark Boulevard
                        Covington, Louisiana 70433-5001

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The Annual Meeting of Stockholders of SCP Pool Corporation (the "Company") will be held on Wednesday, May 12, 1999, at 9:00 a.m., local time, at the Company's corporate offices located at 109 Northpark Blvd., Covington, Louisiana 70433 to consider and take action with respect to the following matters:

    1. The election of six directors to hold office for a term of one year or until their successors have been elected and qualified;

    2. The ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

    3. The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

  Holders of record of the Company's Common Stock at the close of business on April 1, 1999 are entitled to receive notice of and to vote on all matters presented at the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company's principal executive offices, 109 Northpark Boulevard, Covington, Louisiana 70433-5001 for a period of 10 days prior to the meeting.

                                          By Order of the Board of Directors

                                          /s/ Wilson B. Sexton
                                          Wilson B. Sexton
                                          Chairman and Chief Executive
                                           Officer, Director

April 8, 1999

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOUR PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED OR BY DELIVERY OF A LATER-DATED PROXY. IN ANY EVENT YOU MAY VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                             SCP POOL CORPORATION
                            109 Northpark Boulevard
                        Covington, Louisiana 70433-5001

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Stockholders
                                 to be held on
                           May 12, 1999 at 9:00 a.m.

                               ----------------

  This proxy statement (the "Proxy Statement") is being furnished to the holders of common stock, par value $0.001 per share (the "Common Stock") of SCP Pool Corporation (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the annual meeting of stockholders to be held on May 12, 1999 at 9:00 a.m., local time, and at any adjournments or postponements thereof (the "Annual Meeting"). The enclosed proxy materials are being mailed in the package with this Proxy Statement on or about April 12, 1999 to holders of record of the Common Stock at the close of business on April 1, 1999.

  If the enclosed Proxy Form is properly signed, dated and returned to the Company, the individuals identified as proxies thereon will vote the shares represented by the Proxy Form in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote FOR the election of the six nominees named herein as directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year. The Company's management does not know of any matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. If other matters are presented, all proxies will be voted in accordance with the recommendations of the Company's management.

  Returning your completed Proxy Form will not prevent you from voting in person at the Annual Meeting if you are present and wish to vote. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Company prior to the Annual Meeting at the Company's principal executive offices at the address above or by submission of a later-dated proxy.

  Each outstanding share of Common Stock entitles the holder thereof to one vote on each matter to come before the Annual Meeting. As of March 19, 1999, there were 11,489,031 shares of Common Stock outstanding. The presence in person or by proxy of a majority of the shares of Common Stock outstanding will constitute a quorum for the transaction of business. Under Delaware law, abstentions are treated as present and entitled to vote, and therefore will be counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Under Delaware law, broker "non-votes" are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's by-laws provide that the size of the Board shall be fixed from time to time by resolution of the Board and that vacancies on the Board may be filled by the remaining directors. The Board size is currently fixed at six directors.

  The Board currently consists of Wilson B. Sexton, Frank J. St. Romain, Andrew W. Code, James J. Gaffney, Peter M. Gotsch and Robert C. Sledd. Each director elected at an annual meeting of stockholders is elected to serve for a one-year term or until a successor is duly elected.

  Wilson B. Sexton, Frank J. St. Romain, Andrew W. Code, James J. Gaffney, Peter M. Gotsch and Robert C. Sledd have been nominated for re-election at the Annual Meeting. The Company has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, if the nominees for any reason are unable to serve or for good cause will not serve, the proxy may be voted for such substitute persons as the nominees appointed in the proxy may in their discretion determine.

  Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. There is no cumulative voting as to any matter, including the election of directors.

  The Board of Directors recommends a vote "FOR" the election of the nominees.

PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation of its Audit Committee, has selected the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company with respect to the 1999 fiscal year to audit the financial statements of the Company for the fiscal year ending December 31, 1999 and to perform other appropriate accounting services.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting, other independent auditors will be considered by the Board of Directors upon recommendation by the Audit Committee.

  The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 1999.

                                  MANAGEMENT

Executive Officers and Directors

  The following sets forth certain information concerning the Company's executive officers and directors. Officers of the Company serve at the discretion of the Board of Directors.

  Wilson B. Sexton                                                     Age: 62

  Mr. Sexton is currently Chairman and Chief Executive Officer of the Company. Mr. Sexton was appointed Chief Executive Officer in January 1999. Mr. Sexton has served as Chairman and a director of both the Company and its wholly owned subsidiary, South Central Pool Supply, Inc. ("SCP Supply"), since December 1993, and served as a consultant to Lake Villa Corporation (formerly known as South Central Pool Supply, Inc.), a Louisiana corporation (the "Predecessor") from 1988 to December 1993. Mr. Sexton served as a director of and held a number of positions with Airwick Industries, Inc. from 1974 to 1980, including President of the Airwick Pool Products division and Vice President of Airwick Industries, Inc. From 1958 to 1974, Mr. Sexton was employed by Seablue Corporation, a swimming pool equipment and supplies manufacturer, where he served as President from 1972 to 1974.

  Frank J. St. Romain                                                  Age: 63

  Mr. St. Romain has served as a director of the Company and SCP Supply since December 1993. Mr. St. Romain served as President and Chief Executive Officer of the Company and SCP Supply between December 1993 and January 1999 and held the same positions with the Predecessor since its founding in 1980. Prior to 1980, Mr. St. Romain had 21 years experience in the pool business and held a number of positions with Seablue Corporation and Airwick Pool Products.

  Andrew W. Code                                                       Age: 40

  Mr. Code has served as a director of the Company since December 1993, and served as a Vice President of the Company and SCP Supply from December 1993 to May 1995. Mr. Code has, since August 1988, been a general partner of CHS Management Limited Partnership ("CHS Management"), the general partner of Code, Hennessy & Simmons Limited Partnership ("CHS"). Mr. Code was a Vice President of Citicorp, a commercial bank, from 1986 until August 1988.

  James J. Gaffney                                                     Age: 57

  Mr. Gaffney was appointed as a director of the Company in December 1998. Mr. Gaffney is Chairman of Maine Investments Limited, a diversified holding company involved in mining, retail, manufacturing and distribution activities. From 1995 to 1997, Mr. Gaffney was the President and Chief Executive Officer of General Aquatics, Inc. From 1993 to 1995, Mr. Gaffney was President and Chief Executive Officer of KDI Corporation, and from 1991 to 1992, Mr. Gaffney was President and Chief Executive Officer of International Tropio-Cal, Inc. Mr. Gaffney is a director of Advantica Restaurant Group, Inc., C.R. Anthony Company, Insilco Corporation and Koll Real Estate Group, Inc.

  Peter M. Gotsch                                                      Age: 35

  Mr. Gotsch has served as a director of the Company since December 1993 and served as a Vice President of the Company and SCP Supply from December 1993 to May 1995. Mr. Gotsch has been a Partner of Code, Hennessy & Simmons, LLC, an affiliate of CHS, since August 1997, was a Managing Director of Code, Hennessy & Simmons, Inc., an affiliate of CHS, between January 1996 and August 1997, was a Vice President of CHS Management from June 1994 to December 1995 and was an Associate of CHS Management from July 1989 to June 1994. From 1987 to July 1989, he was a Corporate Banking Officer at The First National Bank of Chicago, N.A., a commercial bank.

  Robert C. Sledd                                                      Age: 46

  Mr. Sledd has served as a director of the Company since March 1996. Mr. Sledd has served as Chairman of the Board of Directors of Performance Food Group Company ("PFG") since February 1995, and has served as a director and as Chief Executive Officer of PFG since 1987. Mr. Sledd served as President of PFG from 1987 to February 1995. He served as President and Chief Executive Officer of Taylor & Sledd Industries, Inc., a predecessor of PFG, from 1984 to 1987.

  Manuel J. Perez de la Mesa                                           Age: 42

  Mr. Perez de la Mesa was appointed President and Chief Operating Officer of the Company in January 1999. Prior to joining the Company, Mr. Perez de la Mesa was Vice President, Operations of Watsco, Inc., a NYSE-listed HVAC/R distribution company. From 1994 to 1996, Mr. Perez de la Mesa was Vice President, Finance and Operations for Gemaire Distributors, Inc., a wholly-owned subsidiary of Watsco, Inc. Prior to 1994, Mr. Perez de la Mesa held various management positions with Fresh Del Monte Produce N.V., RJR Nabisco and International Business Machines Corporation.

  Craig K. Hubbard                                                     Age: 47

  Mr. Hubbard has served as Chief Financial Officer, Treasurer and Secretary of the Company and SCP Supply since February 1997. From December 1993 until February 1997, he served as Controller of SCP Supply, and held the same position with the Predecessor since September 1991. From 1985 until 1991, he served as Controller of Alerion Bank.

  A. David Cook                                                        Age: 43

  Mr. Cook has served as Vice President-Sales and Development of the Company and SCP Supply since February 1997. From December 1993 until February 1997, he served as the Director of National Sales Development of SCP Supply, and held the same position with the Predecessor since August 1993. He served as a regional manager of the Predecessor from May 1992 until August 1993. From 1988 until May 1992, he served as a branch manager of the Predecessor.

  John M. Murphy                                                       Age: 38

  Mr. Murphy has served as Vice President-Marketing of the Company and SCP Supply since February 1997. From December 1993 until February 1997, he served as the Director of Marketing of SCP Supply, and held the same position with the Predecessor since 1988.

  Richard P. Polizzotto                                                Age: 57

  Mr. Polizzotto has served as Vice President-Operations of the Company since May 1995, and has served as Vice President of SCP Supply since December 1993. He served as Vice President of Operations of the Predecessor from June 1992 until December 1993. From 1986 until 1992, he served as Vice President of KSG Industries, Inc., an auto parts distributor. Prior to 1986, Mr. Polizzotto held a number of positions with Airwick Industries, Inc. and Airwick Pool Products, and served as President of Heldor Industries, Inc., a pool supply distributor.

Information About the Board of Directors

  The Board of Directors met four times during 1998. The Board of Directors has standing Audit and Compensation Committees. Each director attended all of the meetings of the Board of Directors and any committees on which such director served during 1998.

  Audit Committee. Between January 1, 1998 and December 1, 1998, the Audit Committee of the Board of Directors was composed of three directors (Messrs. Gotsch, DeMichele and Sledd). Between December 18, 1998 and December 31, 1998, the Audit Committee of the Board of Directors was composed of three directors Messrs. Gaffney, Gotsch and Sledd). The Audit Committee met once during 1998. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, and reviews such audit results.

  Compensation Committee. During 1998, the Compensation Committee was composed of three directors (Messrs. Code, Gotsch and Sledd). The Compensation Committee met once during 1998. The Compensation Committee makes recommendations to the Board regarding the compensation of officers of the Company, awards under the Company's compensation and benefit plans and compensation policies and practices.

  The Company does not have a nominating committee.

Director Compensation

  Non-employee directors of the Company receive (i) an annual retainer of $6,000, (ii) $1,000 per board meeting attended, (iii) $500 per committee meeting attended and (iv) $250 per ad-hoc meeting attended. In addition, non-employee directors of the Company receive a consulting fee of $100 per hour for tasks performed outside the scope of their service as directors. Directors who are employees of the Company or its subsidiaries are not entitled to receive any fees for serving as directors, except that all directors are reimbursed for out-of-pocket expenses related to their service as directors.

  Under the SCP Pool Corporation 1996 Non-Employee Director Equity Incentive Plan (the "Directors Plan"), each non-employee director was granted an option to purchase 5,625 shares of Common Stock immediately following the May 1998 annual meeting of the Company's stockholders and each non-employee director will be granted options to purchase an additional 5,625 shares immediately following each subsequent annual meeting of the Company's stockholders. Options granted pursuant to the Directors Plan become exercisable one year after grant, subject to certain exceptions. The option price per share of Common Stock under the Directors Plan is equal to 100% of the fair market value of the Common Stock at the date of grant. Each option granted under the Directors Plan is exercisable for ten years after the date of grant. Non-employee directors may elect to receive shares of Common Stock under the Directors Plan in lieu of the cash compensation otherwise payable.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that each of its officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during fiscal 1998, except that in April 1999 Wilson B. Sexton amended a Form 5 originally filed in February 1999 to list certain gifts which were inadvertently omitted.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 19, 1999 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director and named executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated below, to the knowledge of the Company, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Unless otherwise indicated, the business address of each person is the Company's corporate address. References to the "1995 Plan" shall mean the Company's 1995 Stock Option Plan, and references to the "1998 Plan" shall mean the Company's 1998 Stock Option Plan.

                                                                       Percent
                                                             Number of    of
                  Name of Beneficial Owner                   Shares(1) Class(2)
                  ------------------------                   --------- --------
St. Denis J. Villere & Company (3).......................... 1,535,549  13.4%
Wasatch Advisors, Inc. (4)..................................   734,531   6.4%
Wynnefield Partners Small Cap Value, L.P. (5)...............   461,625   4.0%
Strong Capital Management, Inc. (6).........................   445,111   3.9%
Wellington Management Company, LLP (7)......................   436,500   3.8%
Wilson B. Sexton (8)........................................   332,452   2.9%
Frank J. St. Romain (9).....................................   182,931   1.6%
Andrew W. Code (10).........................................   138,824   1.2%
Robert C. Sledd (11)........................................    93,625      *
Richard P. Polizzotto (12)..................................    69,123      *
John M. Murphy (13).........................................    57,303      *
A. David Cook (14)..........................................    36,749      *
Peter M. Gotsch (15)........................................    34,250      *
Craig K. Hubbard (16).......................................    22,747      *
Manuel J. Perez de la Mesa..................................    20,000      *
James J. Gaffney............................................     5,000      *
All executive officers and directors as a group (11
 persons)(17)...............................................   990,341   8.3%

--------
 (1) Includes shares of Common Stock subject to options which are exercisable within 60 days of March 19, 1999 and shares of Common Stock issuable upon conversion of the Company's Convertible Subordinated Promissory Notes due December 31, 2002 (the "Convertible Notes").
 (2) Shares of Common Stock subject to options which are exercisable within 60 days of March 19, 1999 and shares of Common Stock issuable upon conversion of the Convertible Notes are considered outstanding for the purpose of determining the percent of the class held by the holder of such options or notes, but not for the purpose of computing the percentage held by others. Percentages less than one percent are denoted by an asterisk.
 (3) Based upon such holder's Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 1999. St. Denis J. Villere & Company holds shared power to vote or direct the vote and shared power to dispose of or direct the disposition of such shares. The business address of such holder is 210 Baronne Street, Suite 808, New Orleans, LA 70112.
 (4) Based upon such holder's Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999. Wasatch Advisors, Inc. is a registered investment adviser and holds sole power to vote or direct the vote and shared power to dispose or to direct the disposition of such shares. The business address of such holder is 150 Social Hall Avenue, Salt Lake City, UT 84111.
 (5) Based upon such holder's Schedule 13D/A filed with the Securities and Exchange Commission on October 31, 1997, as adjusted to reflect the Company's 3-for-2 stock split effected in July 1998. Wynnefield Capital Management, LLC holds sole power to vote or direct the vote and sole power to dispose of or direct the disposition of such shares. The business address of such holder is One Penn Plaza, Suite 4720, New York, New York 10119.
 (6) Based upon such holder's Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 1999. Strong Capital Management, Inc. is a registered investment advisor and holds sole power to vote or direct the vote of 445,111 of such shares, and sole power to dispose or to direct the disposition of 609,615 shares. 609,615 shares represents 5.3% of the Company's Common Stock as of March 16, 1999. The business address of such holder is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.
 (7) Based upon such holder's Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 1999. Wellington Management Company, LLC is a registered investment adviser and holds shared power to vote or direct the vote of 436,500 of such shares, and shared power to dispose or to direct the disposition of 886,125 of such shares. 886,125 shares represents 7.7% of the Company's Common Stock as of March 16, 1999. The business address of such holder is 75 State Street, Boston, Massachusetts, 02109.
 (8) Includes 46,869 shares issuable upon conversion of the Convertible Note held of record by Mr. Sexton, options to purchase 90,000 shares issued to Mr. Sexton pursuant to the 1995 Plan and options to purchase 30,000 shares issued to Mr. Sexton pursuant to the 1998 Plan.
 (9) Includes options to purchase 90,000 shares issued to Mr. St. Romain pursuant to the 1995 Plan and options to purchase 15,000 shares issued to Mr. St. Romain pursuant to the 1998 Plan. Includes 588 shares purchased on behalf of Mr. St. Romain pursuant to the Company's Employee Stock Purchase Plan.
(10) Includes options to purchase 22,500 shares issued to Mr. Code pursuant to the Directors Plan. 56,000 of such shares are held directly by a charitable foundation of which Mr. Code is a director, president, and the sole member, and as a result, Mr. Code may be deemed to have voting and dispositive power with respect to such shares, although neither Mr. Code nor any members of his immediate family have any pecuniary interest in such shares. 1,350 of such shares are held by Mr. Code as custodian for his minor children under the Uniform Gifts to Minors Act. 2,663 of such shares are held by a partnership of which Mr. Code is a general partner and as a result, Mr. Code may be deemed to have voting and dispositive power with respect to such shares.
(11) Includes options to purchase 22,500 shares issued to Mr. Sledd pursuant to the Directors Plan. 45,000 of such shares are held in three trusts for the benefit of the minor children of Mr. Sledd; Mr. Sledd is the trustee of such trusts, and as a result, he may be deemed to have voting and dispositive power with respect to such shares.
(12) Includes 13,392 shares issuable upon conversion of the Convertible Note held of record by Mr. Polizzotto and options to purchase 14,807 shares issued to Mr. Polizzotto pursuant to the 1995 Plan.
(13) Includes 13,392 shares issuable upon conversion of the Convertible Note held of record by Mr. Murphy and options to purchase 7,875 shares issued to Mr. Murphy pursuant to the 1995 Plan.
(14) Includes options to purchase 14,062 shares issued to Mr. Cook pursuant to the 1995 Plan.
(15) Includes options to purchase 22,500 shares issued to Mr. Gotsch pursuant to the Directors Plan. 2,663 of such shares are held by a partnership of which Mr. Gotsch is a general partner and as a result, Mr. Gotsch may be deemed to have voting and dispositive power with respect to such shares.
(16) Includes options to purchase 21,151 shares issued to Mr. Hubbard pursuant to the 1995 Plan. Includes 21 shares purchased on behalf of Mr. Hubbard pursuant to the Company's Employee Stock Purchase Plan.
(17) The 2,663 shares held by a general partnership which may be attributable to both Messrs. Code and Gotsch are counted once.

                            EXECUTIVE COMPENSATION

  The following tables summarizes the compensation paid to the Company's chief executive officer and four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the year ended December 31, 1998. All figures relating to shares of Common Stock of the Company are adjusted to give effect to the three-for-two stock split effected in July 1998.

                          Summary Compensation Table

                                   Annual Compensation          Long term compensation
                               ---------------------------- -------------------------------
                                                                    Awards          Payouts
                                                            ----------------------- -------
                                                                                              All
                                                  Other     Restricted  Securities           Other
                                                  Annual      Stock     Underlying   LTIP   Compen-
  Name and Principal    Fiscal Salary   Bonus  Compensation   Awards   Options/SARs Payouts sation
       Position          Year    ($)     ($)      ($)(1)       ($)         (#)        ($)     ($)
  ------------------    ------ ------- ------- ------------ ---------- ------------ ------- -------
Frank J. St. Romain
 (2)...................  1998  214,000 214,000      --          --        22,500       --   10,181
 President and Chief     1997  204,768 205,000      --          --        33,750       --   12,554
 Executive Officer       1996  192,938 192,938      --          --        33,750       --   11,589

Wilson B. Sexton (3)...  1998  214,000 214,000      --          --        22,500       --   10,113
 Chairman                1997  204,768 205,000      --          --        33,750       --   12,554
                         1996  192,938 192,938      --          --        33,750       --   11,589

Arthur David Cook (4)..  1998  110,000 110,000      --          --         5,250       --   10,181
 Vice President-Sales
  and                    1997  104,712  64,100      --          --         6,750       --    9,844
 Development             1996   90,000  60,000      --          --         7,312       --    7,362

John M. Murphy (5).....  1998  110,000 110,000      --          --         7,500       --   10,181
 Vice President-
  Marketing              1997  104,712  75,000      --          --         7,875       --   10,329
                         1996   90,000  60,000      --          --         7,875       --    7,485

Richard P. Polizzotto
 (6)...................  1998  120,000  50,000      --          --         5,250       --   10,071
 Vice President-
  Operations             1997  114,942  40,000      --          --         5,625       --   11,526
                         1996  112,000  20,000      --          --         7,312       --    9,373

--------
(1) Other annual compensation amounts were not reportable in 1998, 1997 and 1996.
(2) Mr. St. Romain resigned as President and Chief Executive Officer on January 4, 1999. For 1998, All Other Compensation reflects a $194 life insurance premium, $7,487 paid under the Company's profit-sharing program and $2,500 contributed under the Company's 401(k) plan. For 1997, All Other Compensation reflects a $126 life insurance premium, $10,053 paid under the Company's profit-sharing program and $2,375 contributed under the Company's 401(k) plan. For 1996, All Other Compensation reflects a $126 life insurance premium, $9,088 paid under the Company's profit-sharing program and $2,375 contributed under the Company's 401(k) plan.
(3) Mr. Sexton was appointed Chief Executive Officer effective January 4, 1999. For 1998, All Other Compensation reflects a $126 life insurance premium, $7,487 paid under the Company's profit-sharing program and $2,500 contributed under the Company's 401(k) plan. For 1997, All Other Compensation reflects a $126 life insurance premium, $10,053 paid under the Company's profit-sharing program and $2,375 contributed under the Company's 401(k) plan. For 1996, All Other Compensation reflects a $126 life insurance premium, $9,088 paid under the Company's profit-sharing program and $2,375 contributed under the Company's 401(k) plan.
(4) For 1998, Mr. Cook's All Other Compensation reflects a $194 life insurance premium, $7,487 paid under the Company's profit-sharing program and $2,500 contributed under the Company's 401(k) plan. For 1997, All Other Compensation reflects a $5,810 life insurance premium $126 paid under the Company's profit-sharing program and $1,570 contributed under the Company's 401(k) plan. For 1996, All Other Compensation reflects a $52 life insurance premium, $5,998 paid under the Company's profit-sharing program and $1,312 contributed under the Company's 401(k) plan.
(5) For 1998, Mr. Murphy's All Other Compensation reflects a $194 life insurance premium, $7,487 paid under the Company's profit-sharing program and $2,500 contributed under the Company's 401(k) plan. For 1997, All Other Compensation reflects a $5,966 life insurance premium, $126 paid under the Company's profit-sharing plan and $1,570 contributed under the Company's 401(k) plan. For 1996, All Other Compensation reflects a $45 life insurance premium, $5,800 paid under the Company's profit-sharing program and $1,640 contributed under the Company's 401(k) plan.
(6) For 1998, Mr. Polizzotto's All Other Compensation reflects a $194 life insurance premium, $7,487 paid under the Company's profit-sharing program and $2,390 contributed under the Company's 401(k) plan. For 1997, All Other Compensation reflects a $126 life insurance premium, $9,376 paid under the Company's profit-sharing program and $2,024 contributed under the Company's 401(k) plan. For 1996, All Other Compensation reflects a $126 life insurance premium, $7,505 paid under the Company's profit-sharing program and $1,742 contributed under the Company's 401(k) plan.

  The following table sets forth, for the executive officers of the Company, information regarding stock options granted or exercised during, or held at the end of, 1998.

                     Option/SAR Grants in Last Fiscal Year

                                     Individual Grants (1)
                          -------------------------------------------
                                                                         Potential
                                                                        Realizable
                                                                         Value at
                                                                      Assumed Annual
                          Number of                                   Rates of Stock
                          Securities                                       Price
                          Underlying  % of Total                       Appreciation
                           Options/  Options/SARs Exercise            for Option Term
                             SARs     Granted to  or Base                   (2)
                           Granted   Employees in  Price   Expiration ---------------
     Name                    (#)     Fiscal Year   ($/Sh)     Date     5%($)  10%($)
     ----                 ---------- ------------ -------- ---------- ------- -------
Frank J. St. Romain (3).    22,500       18%       $13.50   12/31/03  101,180 229,000
Wilson B. Sexton (3)....    22,500       15%       $13.50   12/31/03  101,180 229,000
Arthur David Cook (4)...     5,250        3%       $13.50   12/31/03   23,609  53,433
John M. Murphy (4)......     7,500        5%       $13.50   12/31/03   33,727  76,333
Richard P. Polizzotto
 (4)....................     5,250        3%       $13.50   12/31/03   23,609  53,433

--------
(1) In order to prevent dilution or enlargement of rights under the options, in the event of a reorganization, recapitalization, stock split or combination or other change in the shares of the Company's Common Stock, the number and type of shares available upon exercise and the exercise price will be adjusted accordingly. The Compensation Committee may, subject to certain restrictions, accelerate or defer the date on which an option becomes exercisable. The above figures reflect the adjustments made to give effect to the three-for-two stock split effected with respect to the Company's Common Stock in July 1998.
(2) Amounts reflect assumed rates of appreciation from the fair market value on the date of grant as set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.
(3) Options were granted and became exercisable on February 9, 1998 pursuant to the SCP Pool Corporation 1995 Stock Option Plan.
(4) Options were granted on February 9, 1998 and become exercisable on February 9, 2000 pursuant to the SCP Pool Corporation 1995 Stock Option Plan. In the event of a sale of the capital stock of the Company with the voting power to elect a majority of the directors or a sale of more than 50% of the Company's total assets (on a consolidated basis), all options become fully vested and exercisable.

    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                               Option/SAR Values

                                                     Number of
                                                    Securities      Value of
                                                    Underlying    Unexercised
                                                    Unexercised   In-the-Money
                                                   Options/SARs   Options/SARs
                                                     at Fiscal   at Fiscal Year
                                  Shares           Year End (#)     End ($)
                                 Acquired  Value   ------------- --------------
                                    on    Realized Exercisable/   Exercisable/
     Name                        Exercise   ($)    Unexercisable Unexercisable1
     ----                        -------- -------- ------------- --------------
Frank J. St. Romain.............    -0-       -0-      90,000/0       592,500/0
Wilson B. Sexton................    -0-       -0-      90,000/0       592,500/0
Arthur David Cook...............    -0-       -0-  7,312/12,000   74,034/51,375
John M. Murphy..................  7,875    73,336      0/15,375        0/62,172
Richard P. Polizzotto...........  7,312    84,703  9,182/10,875  117,879/44,234

Employment Agreements

  SCP Supply is a party to oral employment agreement with Wilson B. Sexton. The agreement currently provides, in part, that SCP Supply will pay Mr. Sexton an annual base salary of $214,000 and an annual bonus of up to 100% of base salary to be paid in cash and an amount of stock options determined by the Compensation Committee based on achievement of goals and objectives. Prior to his resignation on January 4, 1999, Frank St. Romain was a party to an oral agreement on the same terms as Mr. Sexton. In February 1998, Messrs. Sexton and St. Romain were each granted options to purchase 22,500 shares of Common Stock at an exercise price of $13.50. Pursuant to such agreements, each of Messrs. Sexton and St. Romain are entitled to be included in SCP

Supply's medical program until Medicare coverage begins (or, if earlier, until terminated for cause) and Mr. Sexton will receive an automobile allowance of $700 per month.

  In January 1999, SCP Supply entered an employment agreement with Manuel Perez de la Mesa. Pursuant to this employment agreement, SCP Supply will pay Mr. Perez de la Mesa an annual base salary of $200,000 and an annual bonus to be paid in cash as determined by the Compensation Committee based on achievement of goals and objectives. The employment agreement with Mr. Perez de la Mesa provides for annual stock option grants of 50,000 shares with fair market value exercise prices during each of 1999, 2000 and 2001. In addition, the employment agreement with Mr. de la Mesa provides for the following three stock option grants: (i) a 1999 grant of options to purchase 20,000 shares of Common Stock at $15.0625 per share; (ii) a 1999 grant of options to purchase 30,000 shares of Common Stock at $0.01 per share, the exercise of which is conditioned on exercise of and payment for the option described in clause (i); and (iii) a 2000 grant of options to purchase 30,000 shares of Common Stock at $0.01 per share, the exercise of which is conditioned on exercise of and payment for the option described in clause (i). The options listed in clauses
(ii) and (iii) shall vest over the first five years of Mr. Perez de la Mesa's employment with the Company. Pursuant to this agreement, Mr. Perez de la Mesa will receive an automobile allowance of $700 per month, or such other amount as determined by the Compensation Committee.

  In March 1999, the Compensation Committee of the Board of Directors, as administrator of the Company's 1995 Stock Option Plan and the Company's 1998 Stock Option Plan, approved amendments to the outstanding option agreements with Frank St. Romain regarding the event which triggers early expiration of the options. The option agreements initially provided for early expiration of the options following termination of Mr. St. Romain's services as an employee; the amended agreements provide for early expiration of the options following termination of Mr. St. Romain's services as a director.

Compensation Committee Interlocks and Insider Participation

  During 1998, Messrs. Code, Gotsch and Sledd served as members of the Company's Compensation Committee. Mr. Code is a general partner of CHS Management. Mr. Gotsch has been a Partner of Code, Hennessy & Simmons, LLC, an affiliate of CHS, since August 1997, was a Managing Director of Code, Hennessy & Simmons, Inc., an affiliate of CHS, between January 1996 and August 1997, was a Vice President of CHS Management from June 1994 to December 1995 and was an associate of CHS Management from July 1989 to June 1994. Mr. Code and Mr. Gotsch each served as Vice President of the Company from December 1993 until May 1995. See "Certain Relationships and Related Transactions--Transactions with CHS."

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Board of Directors (the "committee") reviews and makes recommendations to the Board regarding salaries, compensation and benefits of executive officers and key employees of the Company and develops and administers programs providing stock-based incentives. After consideration of the committee's recommendations, the entire Board reviews and approves the salaries and bonuses and the stock and benefit programs for the Company's executive officers. This committee report documents the components of the Company's executive officer compensation programs and describes the bases upon which compensation will be determined by the committee with respect to the executive officers of the Company.

  This committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Compensation Philosophy. The compensation philosophy of the Company is to link executive and employee compensation to continuous improvements in corporate performance and increases in stockholder value. The goals of the Company's executive and employee compensation programs are as follows:

  . To establish pay levels that are necessary to retain and attract highly qualified executives in light of the overall competitiveness of the market for high quality executive talent.

  . To recognize superior individual performance, new responsibilities and new positions within the Company.

  . To balance short-term and long-term compensation to complement the Company's annual and long-term business objectives and strategy and encourage executive performance in furtherance of the fulfillment of those objectives.

  . To provide variable compensation opportunities based on the Company's performance.

  .  To encourage stock ownership by executives and other employees.

  . To align executive and employee remuneration with the interests of stockholders.

  Compensation Program Components. The committee regularly reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. The particular elements of the compensation program for executive officers are further explained below. In the case of Mr. St. Romain, the following explanation applies to his employment prior to his retirement in January 1999. In the case of Mr. Perez de la Mesa, the following explanation applies to his employment with the Company and SCP Supply which commenced February 1, 1999.

  Base Salary. Base pay levels for Messrs. Perez de la Mesa, Sexton and St. Romain are determined pursuant to their employment agreements. See "Executive Compensation--Employment Agreements." The base pay levels for Messrs. Hubbard, Cook, Murphy and Polizzotto are determined by the committee in its discretion based on achievement of goals and objectives determined by it.

  Annual Incentives. Annual bonus formulae for Messrs. Perez de la Mesa, Sexton and St. Romain have been negotiated and agreed upon. The bonus formulae include bonuses payable in immediately exerciseable options to purchase Common Stock under the Company's 1998 Stock Option Plan. See "Executive Compensation--Employment Agreements." The annual bonuses for Messrs. Hubbard, Cook, Murphy and Polizzotto are determined by the committee in its discretion based on achievement of goals and objectives determined by it. The Company uses annual bonuses to enhance management's contribution to stockholder returns by offering competitive levels of compensation for the attainment of the Company's financial objectives. In particular, the Company utilizes annual bonuses to focus corporate behavior on the achievement of goals for growth, financial performance and other items.

  Stock Ownership. The committee believes that it can align the interests of stockholders, executives and other employees of the Company by providing those persons who have substantial responsibility over the management and/or growth of the Company with an opportunity to establish a meaningful ownership position in the Company. Under the Company's 1995 Stock Option Plan, the Company granted stock options to Messrs. Sexton, St. Romain, Hubbard, Cook, Murphy and Polizzotto in January of 1996, January of 1997 and February of 1998. Under the Company's 1998 Stock Option Plan, the Company granted stock options to Messrs. Sexton, St. Romain, Perez de la Mesa, Hubbard, Cook, Murphy and Polizzotto in February of 1999.

  Senior Executive Officer Compensation. The base pay level and annual incentive bonus compensation for Mr. Sexton, the Company's Chairman and Chief Executive Officer, Mr. St. Romain, the Company's former President and Chief Executive Officer, and Mr. Perez de la Mesa, the Company's President and Chief Operating Officer, are determined in accordance with their employment agreements.

  Messrs. Sexton and St. Romain. In addition to base salary, Messrs. Sexton and St. Romain are eligible for annual bonuses consisting of up to 100% of base salary to be paid in cash and an amount of stock options determined by the committee based on achievement of goals and objectives set by the committee. Pursuant to their employment agreements, the base salaries of Messrs. Sexton and St. Romain for 1998 were set at $214,000. In addition, in 1998 Messrs. Sexton and St. Romain each received a bonus of 100% of base salary and 22,500 options immediately exercisable for Common Stock at an exercise price of $13.50 per share. In February 1999, Mr. Sexton was granted options to purchase 30,000 shares of Common Stock at an exercise price of approximately $13.38 per share. In February 1999, Mr. St. Romain was granted options to purchase 15,000 shares of Common Stock at an exercise price of approximately $13.38 per share. In March 1999, the committee approved amendments to Mr. St. Romain's outstanding option agreements which alter a trigger for early expiration of the options from the termination of services as an employee to termination of services as a director.

  Mr. Perez de la Mesa. Mr. Perez de la Mesa was appointed President and Chief Operating Officer in January 1999. In addition to base salary, Mr. Perez de la Mesa is eligible for an annual bonus to be paid in cash as determined by the Compensation Committee based on achievement of goals and objectives. The base salary of Mr. Perez de la Mesa is set at $200,000. In addition, Mr. Perez de la Mesa received the following stock option grants in connection with the commencement of his employment: (i) a grant of options to purchase 20,000 shares of Common Stock at $15.0625 per share and
  (ii) a grant of options to purchase 30,000 shares of Common Stock at $0.01 per share, the exercise of which is conditioned on exercise of and payment for the option described in clause (i). The options listed in clause (ii) of the preceding sentence shall vest over the first five years of Mr. Perez de la Mesa's employment with the Company.

  Certain Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers, unless, in general, the compensation is paid pursuant to a plan which is performance-based, non-discretionary and has been approved by the Company's stockholders. The Company's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting the Company's ability to attract and retain qualified executives.

  Summary. After its review of all existing programs, the committee believes that the total compensation program for executives of the Company is focused on increasing values for stockholders and enhancing corporate performance. The committee currently believes that the compensation of executive officers and other employees is properly tied to stock appreciation through stock options or stock ownership. The committee believes that executive and employee compensation levels at the Company are competitive with the compensation programs provided by other corporations with which the Company competes. The foregoing report has been approved by all members of the committee.

                                          COMPENSATION COMMITTEE

                                          Andrew W. Code
                                          Peter M. Gotsch
                                          Robert C. Sledd

                               PERFORMANCE GRAPH

  The following graph compares the performance of the Company's Common Stock with the Nasdaq National Market Composite Index and with the S&P SmallCap 600 Index. The Company has chosen the S&P SmallCap 600 Index for comparison because the Company does not believe that it can reasonably identify a peer group or a published industry or line-of-business index that contains companies in a similar line of business and because the S&P SmallCap 600 Index includes companies of similar capitalization to the Company.

                         [SCP POOL PERFORMANCE CHART]

                                    10/12/95 12/29/95 12/31/96 12/31/97 12/31/98
                                    -------- -------- -------- -------- --------
SCP Pool Corporation...............   $100     $ 99     $198     $275     $324
S&P SmallCap 600...................   $100     $104     $127     $159     $157
The Nasdaq Stock Market............   $100     $102     $125     $154     $216

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Noncompetition Agreements

  In connection with the acquisition in 1993 of the Predecessor by CHS (the "SCP Acquisition"), Messrs. Sexton, St. Romain, Polizzotto, Cook and Murphy along with the Predecessor's other shareholders, entered into noncompetition agreements pursuant to which they agreed not to engage in a business substantially similar to that of the Company for a period of five years from the date of the SCP Acquisition.

Stockholder Notes

  Six of the Company's current stockholders (all of whom were stockholders of the Predecessor) are holders of the Company's Convertible Subordinated Promissory Notes due December 31, 2002 (the "Convertible Notes") in the aggregate principal amount of $96,250. They received such notes pursuant to the liquidation of the Predecessor following the SCP Acquisition. Such notes were originally issued by the Company to the

Predecessor as consideration pursuant to the SCP Acquisition. In addition, Ronald Hetzner, the formal owner of Orcal Pool Supplies, Inc., is the holder of the Company's Junior Subordinated Promissory Notes due April 10, 1998 (the "Hetzner Notes"), in the original principal amount of $2,650,000, which he received in connection with the Orcal Acquisition. During 1998 the Company paid all remaining amounts due on the Hetzner Notes.

  The Convertible Notes bear interest at a rate of 10% per annum and mature on December 31, 2002. The Convertible Notes are subordinated to all amounts outstanding under the Third Amended and Restated Credit Agreement, dated as of December 31, 1997, by and among SCP Supply, LaSalle National Bank, as agent, and various lenders from time to time party thereto (the "Senior Loan Facility") and certain other indebtedness. The Convertible Notes are convertible into the number of shares of Common Stock determined by dividing the principal amount of the note by approximately $0.98, as adjusted for the subdivision or combination of such shares and for the issuance of any Common Stock (or securities converted into or exchangeable for shares of Common Stock) at a price per share less than the conversion price for the Convertible Notes.

Transactions with CHS

  In connection with the Orcal Acquisition, CHS executed guaranties in favor of Mr. Hetzner pursuant to which CHS agreed to guarantee payment by the Company of the Hetzner Notes. During 1998 the Company paid all remaining amounts due on the Hetzner Notes.

  The Company has in the past and may in the future pay to CHS certain customary investment banking and financial advisory fees for services rendered by CHS to the Company in connection with acquisitions undertaken by the Company. In connection with the acquisition by SCP Supply of the assets of Bicknell Huston Distributors, Inc. (the "Bicknell Acquisition") on January 1, 1998, SCP Supply paid to CHS a fee of $150,000.

Registration Agreement

  In connection with the SCP Acquisition in December 1993, the stockholders of the Company at such time (the "Original Stockholders") entered into a Registration Agreement with the Company (the "Registration Agreement"). The Registration Agreement provides for certain demand registration rights to CHS, certain employees of CHS and its affiliates and an additional investor (collectively, the "Investor Stockholders"), and to subsequent holders of the Common Stock acquired by such stockholders in connection with the SCP Acquisition. The demand registration rights began from and after the effective date of the first registration statement filed by the Company in connection with the public offering of its securities. The holders of a majority of the registrable securities held by the Investor Stockholders (and their permitted transferees) are entitled to request four long-form registrations in which the Company pays all registration expenses and an unlimited number of short-form registrations in which the Company pays all registration expenses. Such holders are also entitled to request an unlimited number of long-form registrations in which holders of registrable securities pay their pro rata share of registration expenses. The Company is entitled to postpone a demand registration for up to six months under certain circumstances, and is not required to effect a demand registration within six months of a previous registration in which holders of registrable securities participated without reduction of the number of their included shares.

  The Registration Agreement also provides that, subject to certain limitations, the Original Stockholders (and their permitted transferees) may request inclusion of their shares in a registration of securities by the Company (other than pursuant to the initial public offering of Common Stock or a demand registration). Expenses incurred in connection with the exercise of such piggyback registration rights are borne by the Company.

Stockholder Lease Agreements

  In November 1991, the Company entered into a lease agreement (the "Trust Lease") with the St. Romain Children's Trust with respect to a service center (the "Trust Facility") in Baton Rouge, Louisiana. The Trust Lease has a term of nine years and one month, commencing on December 1, 1991, and monthly rental rates ranging from $5,053 to $5,360. In March 1997, space constraints forced the Company to relocate its Baton Rouge service center from the Trust Facility to another Baton Rouge facility which it rents pursuant to a lease agreement (the "St. Romain Lease") with Kenneth St. Romain, the regional manager of the Baton Rouge service center and the son of Frank J. St. Romain (who until January 1999 was President and Chief Executive Officer of the Company). The St. Romain Lease has a term of 5 years, commencing on March 1, 1997, and provides for rental payments of $9,655 per month. The Company is still obligated to make payments under the Trust Lease, although in November 1997 the St. Romain's Children's Trust subleased the Trust Facility for a term equal to the balance of the Trust Lease term at a rental which is over 70% of the rate payable under the Trust Lease. The Company believes that both the Trust Lease and the St. Romain Lease reflect a fair market rate as of the respective dates thereof.

  In connection with the Orcal Acquisition, SCP Supply entered into eight lease agreements with Mr. Hetzner and his affiliates (the "Hetzner Leases"), pursuant to which SCP Supply rents service center facilities in California which are owned by Mr. Hetzner and his affiliates. The Hetzner Leases have initial terms of five years, commencing on February 28, 1995, and monthly rental rates ranging from approximately $3,600 to $8,748. The aggregate monthly rental payment under the Hetzner Leases is approximately $45,860. SCP Supply has an option to renew each such lease for five years at fair market rental rate.

Dual Chemical Feeder Agreements

  The Company pays Mr. Sexton certain royalties in connection with a patented device for the delivery of multiple chemicals into a swimming pool. The aggregate royalties paid to Mr. Sexton in 1998 did not exceed $60,000, and the Company does not expect that the aggregate royalties payable in 1999 will exceed $60,000.

Transactions with the Cookson Speciality Molding Sector

  Mr. DeMichele was a director of the Company from January 1996 until his death in December 1998. At the time of his death, Mr. DeMichele was the Chief Executive Officer of Cookson Specialty Molding Sector (the "Molding Sector"), a division of Cookson Group plc. Mr. DeMichele was also a director of Pacific Industries, Inc. ("Pacific"), a member of the Molding Sector and the sole stockholder of Bicknell Huston Distributors, Inc ("Bicknell"). On January 1, 1998, SCP Supply paid a purchase price of approximately $21,450,000 to Pacific in connection with the Bicknell Acquisition. The purchase price was subject to certain adjustments based on a net working capital formula under the terms of the Bicknell Acquisition. In connection with the Bicknell Acquisition, SCP Supply and Pacific entered into a supply agreement (the "Supply Agreement") under the terns of which Pacific shall supply SCP Supply with various pool components and related products. The Supply Agreement has a term of eight years, subject to renewal options. The Company believes the Bicknell Acquisition and the Supply Agreement reflect, respectively, the fair market value for the assets of Bicknell and the products and services to be provided pursuant to the Supply Agreement.

  In connection with the purchase of products or services not related to the Bicknell Acquisition, Pacific received approximately $12 million in payments from the Company in 1998. Purchases during 1999 from Pacific will be made pursuant to the terms of the Supply Agreement, and the Company expects such purchases to be significantly in excess of $60,000. The Company believes that the payments made to Pacific reflect the fair market value for the products and services provided.

Certain Relationships

  Kenneth St. Romain is a regional manager for the Company in the Baton Rouge and New Orleans, Louisiana area. In 1998, Mr. St. Romain received approximately $88,900 in salary and bonus, and the Company expects that his salary and bonus for 1999 will equal or exceed the amount paid in 1998. Kenneth St. Romain is the son of Frank J. St. Romain, who until January 1999 was President and Chief Executive Officer of the Company. Alan Henseler is a regional manager for the Company in the Alabama and northwestern Florida area. In 1998, Mr. Henseler received approximately $93,400 in salary and bonus, and the Company expects that his salary and bonus for 1999 will equal or exceed the amount paid in 1998. Mr. Henseler is the son-in-law of Frank J. St. Romain, who until January 1999 was President and Chief Executive Officer of the Company. The compensation formula pursuant to which Kenneth St. Romain and Alan Henseler are paid is identical to that by which the Company's other regional managers are paid, and includes a fixed salary and a bonus based on profitability and return on assets of the service centers for which such managers are responsible. The actual amount of compensation paid to each regional manager varies as a result of the application of the bonus formula as well as such manager's seniority and other objective factors.

                   SOLICITATION AND EXPENSES OF SOLICITATION

  The solicitation of proxies will be made initially by mail. The Company's directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. The Company does not currently anticipate a need for additional solicitation by third parties on its behalf. If the Company believes it to be necessary, the Company may retain an outside firm to assist in proxy solicitation by telephone or mail, and the Company expects that in such case it would retain Corporate Communications, Inc., which currently provides investor relations services to the Company. Brokers, dealers, banks, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of the Common Stock held of record by such persons and will be reimbursed for reasonable out-of-pocket expenses incurred by them in doing so. All expenses of solicitation of proxies will be paid by the Company.

                          ANNUAL REPORT AND FORM 10-K

  Copies of the Company's Annual Report to Stockholders, which includes the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1998, are being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of the Annual Report may obtain one by writing or calling Craig K. Hubbard, SCP Pool Corporation, 109 Northpark Boulevard, Covington, Louisiana 70433-5001, telephone (504) 892-5521.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 2000 ANNUAL MEETING

  Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2000 Annual Meeting of Stockholders must be mailed to Craig K. Hubbard, SCP Pool Corporation, 109 Northpark Boulevard, Covington, Louisiana 70433-5001, and must have been received by Craig K. Hubbard, on or before December 8, 1999. The Company will consider only proposals meeting the requirements of applicable SEC rules.

                                          The Board of Directors

April 8, 1999

                             SCP POOL CORPORATION
                            109 Northpark Boulevard
                        Covington, Louisiana 70433-5001
                                     PROXY

                      Solicited by the Board of Directors

  The undersigned hereby appoints Wilson B. Sexton and Craig K. Hubbard, and each of them, proxies, with power of substitution and revocation, acting together or, if only one is present and voting, then that one, to vote the stock of SCP Pool Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 12, 1999 and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, as designated herein and authorizes the proxies to vote in accordance with the recommendations of the Company's management upon such other business as may properly come before the Annual Meeting of Stockholders.

1.   ELECTION OF DIRECTORS:
     Nominees:  Wilson B. Sexton, Frank J. St. Romain,
     Andrew W. Code, Peter M. Gotsch,
     James J. Gaffney and Robert C. Sledd

          (Continued and to be signed and dated on the reverse side.)

________________________________________________________________________________

[Box]   Please mark your
        votes as in this
        example.


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                    FOR      WITHHELD
1. Election of      [Box]    [Box]
   Directors
   (See Reverse)

For, except vote withheld from the following nominee(s):


_______________________________________________


                             FOR      AGAINST    ABSTAIN
2. PROPOSAL TO RATIFY        [Box]    [Box]      [Box]
APPOINTMENT OF ERNST &
YOUNG LLP AS INDEPENDENT
PUBLIC ACCOUNTANTS


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as names appear on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


______________________________________________________


______________________________________________________
SIGNATURE(S)                                      DATE


              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.